Exhibit 3.2

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BYLAWS

OF

INVIVYD, INC.

(A DELAWARE CORPORATION)

The Amended and Restated Bylaws (the “Bylaws”) of Invivyd, Inc., a Delaware corporation, are hereby amended as follows, effective as of May 23rd, 2023.

1. Section 5(d) of Article III of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything in Section 5(b)(3) to the contrary, in the event that the number of directors is increased and there is no public announcement of the appointment of a director, or, if no appointment was made, of the vacancy, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(3), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(1), other than the timing requirements in Section 5(b)(3), shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.”

2. Section 17 of Article IV of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Terms of Directors. The terms of directors are as set forth in the Certificate of Incorporation.”

3. Section 20 of Article IV of the Bylaws is hereby amended and restated in its entirety to read as follows:

“(a) [Reserved]

(b) Directors shall be removed as set forth in the Certificate of Incorporation.”

4. Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

The undersigned hereby certifies that she is the duly elected, qualified and acting Chief Legal Officer and Corporate Secretary of Invivyd, Inc., a Delaware Corporation, and that the foregoing Amendment No. 1 to the Amended and Restated Bylaws of Invivyd, Inc. constitutes the entire amendment to the Amended and Restated Bylaws, as duly adopted by the Board of Directors on March 10, 2023.

/s/ Jill Andersen
Jill Andersen
Chief Legal Officer and Corporate Secretary